EXHIBIT 99.1

[LOGO - NOVEON (TM)                                        NEWS


Noveon, Inc.
9911 Brecksville Road
Cleveland, Ohio  44141-3247
216.447.5000

For more information, contact:

Media Contact:                              Investor Relations Contact:
Rob Jewell                                  Sean Stack
(216) 447-5255                              (216) 447-6494


                NOVEON ENTITIES PREPAY $101 MILLION OF DEBT

October 31, 2002, Cleveland, Ohio - Through an agreement with its senior lenders, Noveon, Inc. has prepaid $45 million in principal amount of its outstanding term loans and has received senior lender consent to make a restricted payment of $45 million to Noveon International, Inc., Noveon, Inc.'s parent, to allow for the repayment of $56 million in principal amount of the note between Noveon International, Inc. and Goodrich Corporation.

Noveon is a leading global producer and marketer of technologically advanced specialty chemicals for a broad range of consumer and industrial applications. Noveon is headquartered in Cleveland, Ohio, with regional centers in Brussels, Belgium, and Hong Kong.

This release contains forward-looking statements that relate to future events or performance. These statements reflect the Company's current expectations, and the Company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results express or implied in this or other Company statements will not be realized. Furthermore, investors are cautioned that these statements involve risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from the forward-looking statements. Further information about these risks can be found in the Company's filings with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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